021 Putnam Global Health Care Fund Annual report 08/31/15

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		6,278
Class M		15

72DD2 (000s omitted)

Class R		18
Class Y		328

73A1	(000s omitted)

Class A	   	0.306
Class M		0.057

73A2	(000s omitted)

Class R	   	0.188
Class Y	   	0.468


74U1 (000s omitted)

Class A		22,304
Class B		785
Class C		1,228
Class M		264

74U2 (000s omitted)

Class R		123
Class Y		997

74V1

Class A		$71.32
Class B		$51.75
Class C		$59.40
Class M		$60.74

74V2

Class R		$68.12
Class Y		$74.75

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.